9586 I-25 Frontage Rd. Ste. 200 Longmont, CO 80504 USA Telephone (303) 774-3200 Fax (303) 678-9275 www.appliedfilms.com

May 15, 2006

Mr. Thomas T. Edman
Applied Films Corporation

Dear Tom:

      This letter will confirm that the Severance Agreement between you arid Applied Films Corporation (the ‘Company’), dated July 26, 2002. is amended to delete the last clause of Section 2,6(c)(v) so that such subparagraph will read as follows:

(v) Any transactions or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

      This amendment shall be retroactive and shall be effective as of May 3,2006.

      However, since 108,654 of your options vested on May 4, 2006, and the vesting cannot be rescinded, you agree that, prior to the closing of the merger contemplated by the Agreement and Plan of Merger among the Company, Blue Acquisition, Inc. and Applied Materials, Inc. dated May 4, 2006, you will not exercise any of the 108,654 options to purchase common stock of the Company which became vested on May 4, 2006 under the terms of your Severance Agreement.

      If no closing occurs under the Agreement and Plan of Merger, this letter agreement shall be null and void and of no force and effect.

      If you agree with the terms of this letter, please sign a copy of this letter and return it.

APPLIED FILMS CORPORATION By /s/ Lawrence D. Firestone —————————————— Lawrence D. Firestone, Sr. Vice President and Chief Financial Officer

Accepted:

/s/ Thomas T. Edman
——————————————
Thomas T. Edman

Dated May 15, 2006.